Exhibit 10.34

HISTOGENICS CORPORATION

EXECUTIVE OFFICER

RETENTION BONUS PLAN

SECTION 1.	INTRODUCTION.

The Histogenics Corporation Executive Officer Retention Bonus Plan (the “Plan”) is hereby established effective as of October 1, 2018 (the “Effective Date”). The purpose of the Plan is to provide for the payment of Retention Bonuses to certain eligible employees who are officers of Histogenics Corporation and its subsidiaries (the “Company”) who continue their employment with the Company as described below.

SECTION 2.	DEFINITIONS.

For purposes of the Plan, except as otherwise set forth in the applicable participation notice, the following terms are defined as follows:

(a)    “Base Salary” means a Participant’s annualized salary as of the Retention Date excluding any bonuses or overtime pay, if applicable.

(b)    “Board” means the Board of Directors of Histogenics Corporation or the Compensation Committee thereof.

(c)    “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets; provided, however, that an equity financing, whether public or private, primarily for capital raising purposes and approved by the Board, shall not be considered a “Change in Control.”

(d)    “Cause” shall mean the definition set forth in the offer letter and/or employment agreement between the Company and Participant and, if not applicable, then the Company’s good faith determination that any one or more of the following has occurred with respect to the participant:

(i)    an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company;

(ii)    repeated violations by the Participant of the Participant’s obligations to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Participant’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

(iii)    conviction, indictment or plea of nolo contendere of Participant of a felony involving moral turpitude; or

(iv)    the material breach of the Participant’s Proprietary Information and Inventions Agreement.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Company” means Histogenics Corporation and any successor thereto.

(g)    “Eligible Employee” means any employee who is an officer of the Company and who receives a notification letter of his or her participation in the Plan.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)    “Good Reason” shall mean the definition set forth in the offer letter and/or employment agreement between the Company and Participant and, if not applicable, the occurrence of any of the circumstances set forth in clauses (i) through (iv) below without a Participant’s written consent; provided, however, that such circumstances will not constitute Good Reason unless (x) a Participant provides the Company with written notice specifying the purported grounds for Good Reason within fifteen (15) days following the occurrence of the applicable circumstances set forth in clauses (i) through (iv) below, (y) such applicable circumstances are not cured within fifteen (15) days after the date upon which such written notice is delivered to the Company (the “Cure Period”), and (z) if such applicable circumstances are not cured within the Cure Period, the Participant resigns from employment within sixty (60) days following the end of the Cure Period:

(i)    a material reduction in a Participant’s base salary;

(ii)    a material reduction in a Participant’s duties or responsibilities;

(iii)    relocation of Participant’s principal place of employment to a place that increases his or her one-way commute by more than forty (40) miles as compared to his or her then-current principal place of employment immediately prior to such relocation; or

(1)    material breach by the Company of this Plan.

(j)    “Involuntary Termination” means either (i) a Participant’s involuntary termination of employment by the Company resulting in a Separation for other than for Cause by the Company or (ii) Separation as the result of a Participant’s resignation for Good Reason; provided that in both cases the Participant is willing and able to continue performing services within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

(k)    “Participant” means an Eligible Employee who has been notified in writing by the Company of his or her participation in the Plan.

(l)    “Plan Administrator” means the Board or the Compensation Committee thereof.

(m)    “Retention Bonus” shall mean a lump sum cash amount equal to 25% of a Participant’s Base Salary, subject to the terms and conditions set forth herein.

(n)    “Separation” means the termination of a Participant’s employment with the Company or any of its subsidiaries; provided that as to any payment subject to Section 409A of the Code, such termination shall also be a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to any permissible alternative definition thereunder.

SECTION 3.	ELIGIBILITY FOR BENEFITS.

General Rules. Eligible Employees will be notified by separate written notification of their participation in the Plan and their target Retention Bonus amount.

SECTION 4.	RETENTION BONUS.

(a)    Retention Bonus. Subject to the provisions set forth in this Section 4 and Section 6, upon the “Retention Date,” which is April 30, 2019, the Company will pay a Participant his or her Retention Bonus plus any additional amount provided for in their respective notification letter, subject to the Participant being employed on the Retention Date. A Participant’s Retention Bonus shall be paid within fifteen (15) business days of the Retention Date.

(b)    Change in Control. In the event that that the Company consummates a Change in Control prior to the payment date provided for in Section 4(a) and the Participant is employed on the date of such transaction, then the Company shall pay the Participant his or her Retention Bonus within fifteen business days of the Change in Control.

(c)    Involuntary Termination. In the event that a Participant is subject to an Involuntary Termination prior to the payment of his or her Retention Bonus, then the Company shall pay the Participant his or her Retention Bonus, subject to Section 5.

(d)    Taxes. All Retention Bonus payments shall be subject to applicable withholding for federal, state and local taxes.

SECTION 5.	TIME AND FORM OF RETENTION BONUS IN INVOLUNTARY TERMINATION.

(a)    General Rules. Subject to Section 6(a), any Retention Bonus provided under Section 4(c) will be paid within 60 days after the Participant’s Involuntary Termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payment will be made on the first payroll period following expiration of the applicable consideration and release periods under the Release in the second calendar year. All payments hereunder shall be subject to all applicable withholding for federal, state and local taxes. In no event shall payment of any Plan benefit be made prior to the effective date of the Release described in Section 6(a).

(b)    Application of Section 409A.

(i)    Any payments provided under this Plan and subject to Section 409A of the Code are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)    If a Participant is a “specified employee” of the Company or any subsidiary thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of a Change in Control Termination, then (i) any payments hereunder, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from the date of the Involuntary Termination or (B) the date of the Participant’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid hereunder that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. Amounts paid under Section 4(b) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Amounts paid under Section 4(d) are intended to qualify for the exception provided by Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).

(iii)    This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt.

SECTION 6.	LIMITATION ON BENEFITS.

(a)    Release. In order to be eligible to receive a Retention Bonus following an Involuntary Termination under the Plan, a Participant must execute a general waiver and release (the “Release”) in substantially the form provided by the Company, and such Release must become effective in accordance with its terms within 45 days following an Involuntary Termination; provided, however, (i) no such Release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan, (ii) no such release shall require the Participant to waive any rights to indemnification under any agreement or law, and (iii) benefits pursuant to Section 4(c) shall be paid as soon as practicable following the effective date of such Release (the “Release Effective Date”), in accordance with Section 6. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b)    Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(c)    Parachute Payments. Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and is not otherwise exempt, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount; provided, that to the extent any Retention Bonus granted pursuant to this Plan would subject a Participant to Section 280G of the Code or otherwise increase the amount of Excise Tax imposed, such Participant shall cease to be a Participant under this Plan and shall not be eligible to receive a Retention Bonus. For avoidance of doubt, any participation notice or letter received by such individual shall be void and cease to be in effect. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 6(d) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

SECTION 7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)    Exclusive Discretion. The Plan Administrator shall have the sole and absolute discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)    Amendment. The Company reserves the right to amend this Plan provided that such amendment shall not adversely affect a Participant’s eligibility for, or the amount of the, Retention Bonus, unless such Participant consents in writing to such amendment.

(c)    Termination. The Plan shall expire on the payment of all Retention Bonuses under the Plan.

SECTION 8.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

SECTION 9.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflict of laws principles).

SECTION 10.	GENERAL PROVISIONS.

(a)    Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at Histogenics Corporation, Attn: President and Chief Executive Officer, 830 Winter Street, 3rd Floor Waltham, Massachusetts 02451, and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)    Basis of Payments. The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

(c)    Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(d)    Waiver and Costs of Enforcement. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances. All out-of-pocket costs and expenses reasonably incurred by a Participant (including attorneys’ fees) in connection with enforcing the Participant’s rights under the Plan shall be paid by the Company if such rights relate to a Change in Control Termination that occurs any time after the effective date of the first Change in Control that occurs after the Participant commences participation in the Plan. Notwithstanding the foregoing, if the Participant initiates any claim or action and the claim or action is either totally without merit or frivolous, the Participant shall be responsible for the Participant’s own costs and expenses.

(e)    Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(f)    Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 11.	EXECUTION.

To record the adoption of the Plan as set forth herein Histogenics Corporation has caused its duly authorized officer to execute the same as of the Effective Date.

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Name:	Adam Gridley
Title:	President and Chief Executive Officer